Exhibit (h)(vii)
AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT
     THIS AMENDMENT, dated as of October 1, 2003, amends the Transfer Agent Agreement dated October 19, 2001, as amended, by and between U.S. Bancorp Fund Services, LLC (the Transfer Agent”) and Hotchkis and Wiley Funds (the “Funds”) (the “Agreement”).
     WHEREAS, Section 352 of the USA PATRIOT Act (the “Act”) and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury’s Financial Crimes Enforcement Network (the “Rule”) required the Funds to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and
     WHEREAS, Section 326 of the Act requires the Funds to develop and implement a Customer Identification Program (“CIP”) as part of the Funds’ overall anti-money laundering program to ensure, among other things, that the Funds obtain certain information from each of its customers and to be reasonably sure it knows each of its customers; and
     WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Funds for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures”; and
     WHEREAS, the Funds desire to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Funds.
     NOW THEREFORE, the parities agree, and the Agreement is hereby amended, as follows:
1.	The Funds acknowledge that they have had an opportunity to review, consider and comment upon the procedures provided by the Transfer Agent and the Funds have determined that the Procedures, as part of the Funds’ overall anti-money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.
2.	Based on this determination, the Funds hereby instruct and direct the Transfer Agent to implement the Procedures on the Funds’ behalf, as such may be amended or revised from time to time.

3.	It is contemplated that these Procedures will be amended from time to time as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds’ anti-money laundering responsibilities.
4.	The Transfer Agent agrees to provide to the Funds (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes based on the Procedures, evidence money laundering activity in connection with the Funds or any shareholder of the Funds, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Funds agree not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent’s anti-money laundering monitoring on behalf of the Funds as provided in this Amendment, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Funds. The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Funds as may be agreed to from time to time by the Transfer Agent and the Funds.
5.	The Funds hereby direct, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent’s implementation of the Procedures on behalf of the Funds, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent’s implementation of the Procedures on behalf of the Funds.
6.	Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Funds and the Transfer Agent from time to time. A copy of the initial fee schedule is attached hereto as Exhibit A.
7.	This Amendment constitutes the written instructions of the Funds pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.
HOTCHKIS AND WILEY FUNDS

By:	/s/ Nancy Celick
Nancy Celick
President
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U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Susan C. Weber
Vice President
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